Exhibit 99.1

RealNetworks Appoints Bruce A. Jaffe to Board of Directors

SEATTLE, October 27, 2015 -- RealNetworks, Inc. (Nasdaq: RNWK) today announced that Bruce A. Jaffe has been appointed to the company’s Board of Directors.
“We are delighted to have Bruce join the RealNetworks board,” said Rob Glaser, RealNetworks’ Chairman and CEO. “Bruce brings a rare combination of intellectual rigor and broad perspective that will serve RealNetworks well in the months and years ahead.”
Mr. Jaffe is actively involved as an advisor and investor in early stage and growth technology companies. From 1995 to 2008, Mr. Jaffe served in a series of senior capacities at Microsoft, most recently as Microsoft’s Corporate Vice President, Corporate Development. Mr. Jaffe holds a B.S. degree from UC Berkeley and an MBA from Stanford.
“RealNetworks has a history of innovation and a unique portfolio of products and technologies,” said Mr. Jaffe. “I look forward to working with the RealNetworks team as it continues its efforts to optimize this portfolio and revitalize the company.”
With Mr. Jaffe’s appointment, the number of directors on RealNetworks’ Board increases to seven.

About RealNetworks
RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.